CONTACTS:

Andrea Pacetti, Cleveland Clinic

216-316-3040, Pacetta@ccf.org

Eric Stober, Astrotech

(512) 485-9530

Astrotech Subsidiary and Cleveland Clinic Partner to Develop a Rapid COVID-19 Breath Test

Non-invasive technology is planned to use breath samples to screen for COVID-19 or related indicators

AUSTIN, TX and CLEVELAND, OH, October 20, 2020 — Astrotech Corporation’s (NASDAQ: ASTC) subsidiary, BreathTech Corporation announced today that it has signed a joint development agreement (JDA) with Cleveland Clinic to explore leveraging Astrotech’s BreathTest-1000™ mass spectrometer to rapidly screen for COVID-19 or related indicators. The goal of the agreement is to develop a non-invasive device that will use breath samples to identify COVID-19 strains, with the potential to provide a low-cost, self-service screening option that could be deployed on a large-scale.

Raed Dweik, M.D., Chairman of Cleveland Clinic’s Respiratory Institute, will lead the Cleveland Clinic team.  Dr. Dweik and his research team were some of the first to identify that unique volatile organic compound (VOCs) metabolites in the breath can be used to detect certain diseases.  Cleveland Clinic researchers have successfully identified and published studies regarding the unique metabolites associated with asthma, heart failure, pulmonary arterial hypertension and liver disease.

“Each person has a unique breathprint made up of thousands of exhaled compounds, which can tell physicians a lot about what’s happening in the body. The advantage of breath testing is that it is non-invasive and non-intrusive.  It does not have a dose limitation like x-rays, an amount limitation like blood or saliva tests, or a timing limitation like PCR, blood and urine tests.  So breath testing can be performed repeatedly as needed,” said Dr. Dweik. “This technology has the potential to make COVID-19 testing more accessible and rapidly available as well as to guide critical therapeutic decisions.”

COVID-19 is spread through droplet transmission between individuals and contaminated surfaces, with the virus remaining viable for several days on certain materials. Most individuals infected with COVID-19 experience mild to moderate respiratory symptoms. However, vulnerable populations and individuals with co-morbidities are at risk for acute respiratory distress syndrome with high rates of morbidity and mortality. Additionally, asymptomatic carriers have the potential to spread the disease rapidly in high density areas. Thus, the ability to rapidly and accurately identify individuals infected with COVID-19 is an urgent unmet clinical need.

Researchers from BreathTech and Cleveland Clinic will work together to further develop the Company’s BreathTest-1000™ mass spectrometer to include COVID-19 or related indicators within its detection library.  The mass spectrometry based device will be developed to detect metabolites associated with respiratory disease and can potentially screen patients within as little as approximately 60 seconds. The joint team plans to open a clinical trial with the technology in the coming months.

“We are pleased to announce that we have entered into this partnership with a highly experienced respiratory disease detection group.  Dr. Dweik and his colleagues have successfully led many clinical trials applying mass-spec to identify unique metabolites using the breath.  Over the past months, both teams have evaluated and explored a framework to collaborate in the development of the BreathTech technology at Cleveland Clinic and believe that our mass-spec technology has potential to play an important role in providing a quick, non-invasive, easy-to-use screening device that can be utilized in hospitals, nursing homes, schools and airports in an effort to get all of our lives back to normal again,” stated Thomas B. Pickens III, CEO, and CTO of BreathTech.

About Cleveland Clinic
Cleveland Clinic is a nonprofit multispecialty academic medical center that integrates clinical and hospital care with research and education. Located in Cleveland, Ohio, it was founded in 1921 by four renowned physicians with a vision of providing outstanding patient care based upon the principles of cooperation, compassion and innovation. Cleveland Clinic has pioneered many medical breakthroughs, including coronary artery bypass surgery and the first face transplant in the United States. U.S. News & World Report consistently names Cleveland Clinic as one of the nation’s best hospitals in its annual “America’s Best Hospitals” survey. Among Cleveland Clinic’s 67,554 employees worldwide are more than 4,520 salaried physicians and researchers, and 17,000 registered nurses and advanced practice providers, representing 140 medical specialties and subspecialties. Cleveland Clinic is a 6,026-bed health system that includes a 165-acre main campus near downtown Cleveland, 18 hospitals, more than 220 outpatient facilities, and locations in southeast Florida; Las Vegas, Nevada; Toronto, Canada; Abu Dhabi, UAE; and London, England. In 2019, there were 9.8 million total outpatient visits, 309,000 hospital admissions and observations, and 255,000 surgical cases throughout Cleveland Clinic’s health system. Patients came for treatment from every state and 185 countries. Visit us at clevelandclinic.org. Follow us at twitter.com/CCforMedia and twitter.com/ClevelandClinic. News and resources available at newsroom.clevelandclinic.org.

About Astrotech Corporation

Astrotech (NASDAQ: ASTC) is a science and technology development and commercialization company that launches, manages, and builds scalable companies based on innovative technology in order to maximize shareholder value. BreathTech is developing a breath analysis tool to provide early detection of lung diseases. Astrotech is headquartered in Austin, Texas. For information, please visit www.astrotechcorp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, the severity and duration of the COVID-19 pandemic and its impact on the U.S. and worldwide economy, the timing, scope and effect of further U.S. and international governmental, regulatory, fiscal, monetary and public health responses to the COVID-19 pandemic, whether we can successfully complete the development of our new products and proprietary technologies, whether we can obtain the FDA and other regulatory approvals required to market our products under development in the United States or abroad, and whether the market will accept our products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date.  The Company assumes no obligation to update these forward-looking statements, except as required by law.